SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2007

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-32588	77-0461529

(Commission	(IRS Employer
File Number)	Identification No.)

110 Rio Robles
San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400

(The Registrant’s telephone number)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

ITEM 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     Effective June 20, 2007, Justin Spencer was promoted to Chief Financial Officer of Covad Communications Group, Inc. (the “Company”). Mr. Spencer, age 35, was appointed acting Chief Financial Officer, Vice President and Treasurer, effective April 11, 2007. Mr. Spencer has served as a Vice President of Finance with the Company since November of 2005. From November of 2002 to November of 2005, Mr. Spencer served in strategic development and product management roles at Covad. Prior to joining Covad, Mr. Spencer worked in strategy and product management roles with Hewlett Packard from September of 2000 to November of 2002.
     On June 20, 2007, the Compensation Committee of the Board of Directors approved the following compensation changes in connection with this promotion: (i) Mr. Spencer’s annual base salary is increased to $250,000; (ii) he will be eligible to participate in the Company’s 2007 Executive Short Term Incentive Plan with a target bonus of 70% of his annual base salary; (iii) he will be eligible to participate in the Company’s Executive Severance Plan; (iv) he will be granted an option to purchase 200,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Company’s common stock on the American Stock Exchange on June 29, 2007, the date of grant. The option will vest on a monthly basis over a four year period, and was granted pursuant to the Company’s stockholder-approved 2007 Equity Incentive Stock Plan.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 26, 2007

By:	/s/ James Kirkland
James Kirkland
Executive Vice President, Strategic Development and General Counsel